Exhibit 4.3
22 June 2010
Dutchess Opportunity Fund II LP
Metal Storm Limited ACN 064 270 006
Line Agreement

Contents

1	Interpretation		1
	1.1	Definitions	1
	1.2	Construction	4
	1.3	Headings	5

2	Operative provisions		5
	2.1	Line facility	5
	2.2	Exclusivity	5

3	Drawings		5
	3.1	Entitlement	5
	3.2	Investment procedure	6
	3.3	ASX Approvals and Waivers	6
	3.4	Conditions	6
	3.5	Waiver of compliance	7
	3.6	Confirmation of Drawdown	7

4	Pricing		8
	4.1	Purchase Price	8
	4.2	Adjustments	8
	4.3	Investment Shares	8
	4.4	Investment Amount	8

5	Closing		9
	5.1	Closing Date	9
	5.2	Actions on closing	9
	5.3	Actions after closing	10

6	Company Acknowledgement		10
	6.1	Dilution	10
	6.2	Board resolutions	11

7	Representations and warranties		11
	7.1	Warranties	11
	7.2	Application	11
	7.3	Official quotation	11
	7.4	Organisation and qualification	11
	7.5	Issue of Shares	12
	7.6	Securities on issue	13
	7.7	Regulatory issues	13
	7.8	No Company Material Adverse Effect	13
	7.9	Litigation	13
	7.10	Disclosure	14
	7.11	Entitlement to rely on disclosure exemption	14
	7.12	No conflicts	14
	7.13	Self reliance	15

page i

Contents

8	Mutual Representations and Warranties		15
	8.1	General	15
	8.2	Warranties	15

9	Indemnity by the Company		15

10	Indemnity by the Investor		17

11	Other agreements of the parties		19
	11.1	Listing	19
	11.2	Disclosure of transactions and other material information	19
	11.3	Negative covenants	20
	11.4	Maximum holding	20

12	Fees and costs		20
	12.1	Commitment Fee	20
	12.2	Approval of Commitment Fee Shares	21
	12.3	Repayment of Commitment Fee	21
	12.4	Commission	21
	12.5	General costs and expenses	22
	12.6	Transaction costs	22
	12.7	Statutory charges and duties etc	22

13	Goods and services tax		22
	13.1	Recovery of GST on supplies and adjustments under this document	22
	13.2	Other GST matters	23
	13.3	Withholding gross-up	23

14	Proceeds		23
	14.1	Use of Proceeds	23

15	Term and termination		24
	15.1	Term	24
	15.2	Termination by the Company	24
	15.3	Events of default	24
	15.4	Consequences of an Event of Default	25
	15.5	Effect of termination	25

16	Notices		26
	16.1	General	26
	16.2	How to give a communication	26
	16.3	Particulars for delivery of notices	27
	16.4	Communications by post	27
	16.5	Communications by fax	27
	16.6	Communications by email	27
	16.7	After hours communications	27
	16.8	Process service	28

page ii

Contents

17	Execution		28
	17.1	Sufficient execution	28
	17.2	Other modes of service permitted	28
	17.3	Interpretation	28

18	General		28
	18.1	Approvals and consent	28
	18.2	Assignment	28
	18.3	Entire document	28
	18.4	Execution of separate documents	29
	18.5	Further acts	29
	18.6	Governing law and jurisdiction	29
	18.7	Rights cumulative	29
	18.8	Severability	29
	18.9	Stamp duty	29
	18.10	Variation	29
	18.11	Waiver	30

Schedule 1 — Investment Notice			32

Schedule 2 — Form of closing statement			33

Schedule 3 — Board resolution			35

page iii

Date

Parties

Dutchess Opportunity Fund II LP of 50 Commonwealth Avenue, Suite 2, Boston, MA 02116, USA (the Investor)

Metal Storm Limited ACN 064 270 006 of Unit 4, 848 Boundary Road, Richlands, Queensland, Australia (Company)

Background

The Investor has agreed to grant to the Company and the Company has agreed to accept a $25,000,000 Line on the terms and conditions set out in this document.

Agreed terms

1	Interpretation

1.1	Definitions

The following terms used in this document have the following meanings, unless the context otherwise requires:

Approval Date means 30 September 2010.

ASIC means the Australian Securities and Investment Commission.

ASX means ASX Limited ACN 008 624 691 or the securities exchange operated by it, as the context requires.

Available Amount means the Line Amount less the aggregate of the Proposed Investment Amounts already paid or payable by the Investor under this document.

Base Price means $0.001 per Share.

Business in respect of the Company and its Subsidiaries, the businesses they each carry on at the Execution Date.

Business Day means a day on which banks are open for general banking business in Brisbane, Queensland excluding Saturdays and Sundays.

CHESS means Clearing House Subregister System.

Closing Date means, in relation to each Drawdown, the day determined in accordance with clause 5.1.

Closing Statement means the statement to be given by the Investor to the Company on the Closing Date in accordance with clause 5.2 in the form of schedule 2.

Commitment Fee has the meaning given in clause 12.1.

Commitment Fee Shares means the First Tranche Commitment Fee Shares and the Second Tranche Commitment Fee Shares.

Company Material Adverse Effect means any effect on the assets, business, operations, properties or prospects of the Company and its Subsidiaries, that is material and adverse to the Company and its Subsidiaries, taken as a whole.

Conditions means the conditions to a Drawdown set out in clause 3.3.

Confirmation Statement means a statement given by the Investor to the Company in accordance with clause 3.6.

Constitution means the constitution of the Company (as amended from time to time).

Corporations Act means the Corporations Act 2001 (Cth).

Drawing means an exercise by the Company of its entitlement under this document to require the Investor to subscribe for (or to cause another person to subscribe for) Shares on the terms and conditions of this document and Drawdown has an equivalent meaning.

Event of Default means an event of default described in clause 15.3.

Execution Date means the date the last of the parties executes this document.

First Tranche Commitment Fee Shares has the meaning given in clause 12.1(c).

Floor means the price per Share identified by the Company in an Investment Notice.

Governmental Authority includes any governmental, semi-governmental, municipal or statutory authority, instrumentality, organisation, body or delegate (including without limitation any town planning or development authority, public utility, environmental, building, health, safety or other body or authority) having jurisdiction, authority or power over or in respect of the Company or the Business carried on by the Company and its Subsidiaries as at the Execution Date.

GST has the meaning given to that term in the GST Act.

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Investment Amount means the amount payable by the Investor on the Closing Date as calculated under clause 4.4.

Investment Date means the date on which the Investor receives an Investment Notice from the Company.

Investment Limit means the limit set in accordance with clause 3.2(b).

Investment Notice means a notice given in accordance with clause 3.1 and substantially in the form set out in schedule 1.

Investment Shares has the meaning given in clause 4.3.

Line means the facility granted under this document.

Line Amount means $25,000,000 or such other amount agreed to by the parties in writing.

Line Period means the period starting on the Execution Date and ending on the date 3 years from that date.

Listing Rules means the Listing Rules of ASX from time to time.

Pricing Period means the period starting on and from the Trading Day immediately after an Investment Date and ending at 5.00 pm on the Trading Day which is five consecutive Trading Days after the Investment Date.

Proposed Investment Amount means the amount specified by the Company in its Investment Notice.

Purchase Price means the subscription price per Investment Share determined in accordance with clause 4.1.

Second Tranche Commitment Fee Shares has the meaning given in clause 12.1(d).

Shares means fully paid ordinary shares in the capital of the Company.

Shareholder Approval means the approval of the shareholders of the Company in general meeting for the Company issuing under this document:
(a)	the Commitment Fee Shares; and

(b)	the Investment Shares for a period of three months after the date of the general meeting.
Subsidiaries means:
(a)	Metal Storm Inc.;

(b)	ProCam Machine LLC;

(c)	Metal Storm USA Ltd; and

(d)	Digigun LLC,
and Subsidiary means any one of them.

Trading Day has the meaning given to that expression in the market rules of the ASX from time to time.

VWAP means the volume weighted average price of Shares traded on ASX.

1.2	Construction

Unless expressed to the contrary, in this document:
(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	“includes” means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it;

(f)	a reference to:
(i)	a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iv)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(v)	a right includes a benefit, remedy, discretion or power;

(vi)	time is to local time in Brisbane;

(vii)	“$” or “dollars” is a reference to Australian currency;

(viii)	this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties;

(ix)	“writing” includes:
(A)	any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions; and

(B)	words created or stored in any electronic medium and retrievable in perceivable form
(x)	this document includes all schedules and annexures to it; and
(g)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(h)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.
1.3	Headings

Headings do not affect the interpretation of this document.
2	Operative provisions

2.1	Line facility
(a)	The Investor grants to the Company a Line on the terms and conditions of this document under which the Company may, during the Line Period, require the Investor to subscribe for (or cause to be subscribed for) a number of Shares having a total issue price not exceeding the Line Amount.

(b)	The Company has no obligation to make any Drawing during the Line Period.

(c)	The Investor agrees that during the Line Period it will subscribe for (or cause to be subscribed for) Shares having a total issue price not exceeding the Line Amount on the terms and conditions described in this document, if required by the Company.
2.2	Exclusivity
(a)	For so long as the Company has rights under this document to make Drawings and provided always that the Investor is not in default of its obligations under this document, the Company and its Subsidiaries must not enter into any equity line of credit arrangements with any third party requiring that third party to subscribe for Shares in a structured way over time, without first obtaining the Investor’s consent, which cannot be unreasonably withheld.

(b)	For the avoidance of doubt, clause 2.2(a) does not restrict the Company from undertaking a rights issue, share purchase plan, raising money through placements of Shares or security issues not in the nature of an on-going equity line of credit arrangement.
3	Drawings

3.1	Entitlement
(a)	Subject to this document, the Company may at any time during the Line Period, drawdown any of the Available Amount by following the procedure and satisfying the conditions set out in this document.

(b)	The Company must not give an Investment Notice:
(i)	at any time during a Pricing Period;

(ii)	if the completion of any Drawing would result in the Investor or the Company being in breach of this document, any applicable Australian law or the Listing Rules; or

(iii)	prior to the issue of the First Tranche Commitment Fee Shares.
3.2	Investment procedure
(a)	If the Company wishes to drawdown any of the Available Amount, it must deliver to the Investor an Investment Notice duly executed by the Company which complies with this document.

(b)	Subject to clause 3.2(c) and unless the Investor has given its prior written consent to a higher Investment Limit for one or more Drawings, an Investment Notice must not require the Investor to subscribe for a number of Shares for which the Proposed Investment Amount is more than the lesser of:
(i)	$200,000; and

(ii)	the dollar amount calculated by multiplying the number of Commitment Fee Shares issued in accordance with this document by the VWAP for the five Trading Days immediately prior to the Investment Date.
(c)	For any Drawing before the Shareholder Approval, the Investment Notice must not require the Investor to subscribe for a number of Shares for which the Proposed Investment Amount is more than the lesser of:
(i)	$100,000; and

(ii)	the dollar amount calculated by multiplying the number of First Tranche Commitment Fee Shares issued in accordance with this document by the VWAP for the five Trading Days immediately prior to the Investment Date.
3.3	ASX Approvals and Waivers
(a)	The Company acknowledges that it bears the responsibility of the application for Shares issued under this document and must be able to deliver the Commitment Fee Shares and the Investment Shares in accordance with this document.

(b)	For the avoidance of doubt, the Company may issue any Shares under this document without shareholder approval to the extent permitted under Listing Rule 7.1.
3.4	Conditions

The Investor’s obligations under clause 5 to subscribe for Shares under this document are subject to and conditional upon the following conditions having been satisfied or fulfilled in respect of each Drawdown:
(a)	(entitlement to make Drawdown) the Company being entitled under this document to make a Drawdown;

(b)	(approval) the Company obtaining approval of the shareholders of the Company in general meeting pursuant to Listing Rule 7.1 for the issue of Shares under the Drawdown (if required);

(c)	(Investment Limit) the Investment Limit not having been exceeded;

(d)	(availability of funds) the provision of subscription monies in accordance with the Investment Notice will not cause the Available Amount to be exceeded; and

(e)	(representations and warranties) each representation and warranty by the Company in this document is true and correct as at the Investment Date as though it had been made on and as of the Investment Date.
3.5	Waiver of compliance

The Conditions are for the benefit of the Investor only. They may only be waived by the Investor in its absolute and sole discretion and only by notice in writing to the Company. Any Investment Notice or purported Drawing which does not comply with this document is invalid and ineffective.

3.6	Confirmation of Drawdown
(a)	The Investor must no later than two Business Days after receipt of an Investment Notice either:
(i)	advise the Company that the Conditions have not been complied with together with written particulars of the non-compliance; or

(ii)	give the Company a Confirmation Statement confirming:
(A)	the Investment Date;

(B)	the Pricing Period;

(C)	the Closing Date; and

(D)	the name of the person to whom the Investment Shares are to be issued.
(b)	The provision by the Investor of a Confirmation Statement under clause 3.6(a) is not a release or waiver by the Investor of any obligation of the Company to satisfy the Conditions.

(c)	If, within two Business Days after receipt of an Investment Notice, the Investor has not:
(i)	informed the Company in accordance with clause 3.6(a)(i) that the Conditions have not been complied with; or

(ii)	given the Company a Confirmation Statement in accordance with clause 3.6(a)(ii), the Investor will be deemed to have given the Company a Confirmation Statement on the third Business Day after receipt of the Investment Notice.

4	Pricing

4.1	Purchase Price

For any Drawdown, if the Investor is required under this document to subscribe for Shares, it must do so at a Purchase Price per Share equal to the lowest of the daily VWAP on each Trading Day during the Pricing Period.

For example, if the daily VWAP during a Pricing Period are:

Day 1 = $0.017 Day 2 = $0.018 Day 3 = $0.018 Day 4 = $0.019 Day 5 = $0.020, the Purchase Price for that Pricing Period will be $0.017 per Share.

4.2	Adjustments
(a)	An Adjustment Event occurs if the VWAP for a Trading Day in the Pricing Period is less than the Floor.

(b)	A Knockout Day is a day on which an Adjustment Event occurs.

(c)	Notwithstanding anything else contained in this document, if a Knockout Day occurs during a Pricing Period:
(i)	the Investor, in its sole discretion, may reduce the Proposed Investment Amount by 1/5th for every Knockout Day which occurs during the Pricing Period; and

(ii)	in calculating the Purchase Price in clause 4.1:
(A)	the prices on any Knockout Day will be disregarded; and

(B)	the number of Trading Days comprising the Pricing Period will be reduced by the number of Knockout Days that occur during that period.
4.3	Investment Shares

Investment Shares means the number of Shares to be issued under a Drawdown which is equal to the Proposed Investment Amount, as adjusted under clause 4.2, divided by the Purchase Price.

4.4	Investment Amount
The Investment Amount is an amount equal to the difference between:
(a)	the Proposed Investment Amount; and

(b)	the aggregate of all monies due and payable by the Company:

(i)	to the Investor as at the relevant Closing Date under this document including monies payable under clauses 12.4 (Commission), 12.5 (General costs and expenses) and 13 (Goods and Services Tax) or otherwise; and

(ii)	to third parties pursuant to clause 12.6 (Transaction Costs).
5	Closing

5.1	Closing Date
(a)	Subject to clause 5.1(b), the Closing Date in relation to any given Drawdown is the date which is no later than five Trading Days after the end of the Pricing Period and which is notified by the Investor to the Company no later than the Trading Day immediately after the end of the Pricing Period.

(b)	Despite anything else in this document, if the issue of the Investment Shares will require the approval of the shareholders of the Company in general meeting under the Corporations Act or the Listing Rules, the Closing Date in relation to the Drawdown will be the date that is two Business Days after the date on which approval to the issue of the Investment Shares is obtained.

(c)	The issue of Investment Shares will take place via the CHESS Delivery versus Payment settlement service.
5.2	Actions on closing
(a)	Subject to the Conditions having been fulfilled (or waived by the Investor) and any approval of shareholders required under clause 5.1(b) having been obtained, on the Closing Date:
(i)	the Investor must:
(A)	give the Company a Closing Statement;

(B)	subscribe for the Investment Shares at the Purchase Price; and

(C)	if the allottee of the Investment Shares is a nominee of the Investor and is not an existing member of the Company, provide to the Company a written consent from the allottee:
(1)	consenting to the issue of the Investment Shares to it;

(2)	consenting to become a member of the Company; and

(3)	agreeing to be bound by the Constitution on the issue of the Investment Shares to it; and
(D)	pay the Company the Investment Amount; and
(ii)	the Company must:

(A)	do, and cause its share registry to do, everything required on its or its share registry’s behalf to facilitate the CHESS Delivery versus Payment settlement of any Drawdown to be settled in accordance with this document ;

(B)	allot and issue the Investment Shares to the Investor or its nominee; and

(C)	lodge with ASX an application for quotation in respect of the Investment Shares and pay any fees or other costs associated with it.
(b)	The Company must use its best endeavours to obtain a grant of quotation from ASX for the Investment Shares within five Business Days after the Closing Date, including complying with any reasonable condition required by ASX as a condition of it granting quotation.

(c)	The obligations of the Investor and the Company on the Closing Date are interdependent.
5.3	Actions after closing
(a)	On the Business Day after the Closing Date, the Company must lodge with ASX a notice which complies with section 708A(6) of the Corporations Act.

(b)	No later than two Business Days after the Closing Date, the Company must cause its share registry to deliver to the Investor or the allottee of the Investment Shares:
(i)	a holding statement evidencing the allotment and issue of the Investment Shares on the Closing Date; and

(ii)	details of all necessary identification numbers and other information necessary to enable the allottee to deal immediately with the issued Investment Shares.
(c)	The Company requests, authorises and directs the Investor to withhold from the Investment Amount to be paid to the Company pursuant to clause 5.2(a)(i)(D) any monies specified in clause 4.4(b)(i), and to pay those monies directly to the Investor or its nominee.
6	Company Acknowledgement

6.1	Dilution
(a)	The Company acknowledges that the number of Shares issuable as a result of Drawdowns occurring pursuant to this document may increase in certain circumstances including the circumstance in which the trading price of the Shares declines during the Line Period.

(b)	The Company’s executive officers and directors have studied and warrant that they fully understand the nature of the transactions contemplated by this document and acknowledge that it may potentially result in having a dilutionary effect on its existing shareholders.
6.2	Board resolutions

The Company agrees to provide to the Investor contemporaneously with the execution of this document duly adopted board resolutions substantially in the form attached to this document as schedule 3.

7	Representations and warranties

7.1	Warranties
(a)	The Company acknowledges that the Investor has entered into this document in reliance on the Company’s representations and warranties set out in this document.

(b)	The Company gives to the Investor the representations and warranties set out in this clause to the best of its knowledge and belief. Each representation and warranty is a separate representation and warranty and is in no way limited by any other representation and warranty.

(c)	The Company shall immediately notify the Investor upon becoming aware of any breach or representation or warranty given by the Company under this document.
7.2	Application
(a)	Subject to clause 7.2(b) and the disclosures provided to the Investor from time to time by the Company in writing and any announcements made by the Company to ASX, each of the warranties in this clause 7 applies as at the Execution Date and on each Closing Date.

(b)	The warranties in clause 7.9 are given as at the Execution Date and each Investment Date only.
7.3	Official quotation
(a)	The Company is admitted to the official list of ASX and its Shares are admitted to official quotation on ASX.

(b)	The Company is not aware of any reason that the Shares could be removed or suspended from official quotation on ASX or the Company removed from the official list of ASX.
7.4	Organisation and qualification
(a)	The Company and each of its Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of material property or the nature of its Business makes such qualification necessary and without such qualification or good standing there would be a Company Material Adverse Effect.

(b)	No resolution to alter the Constitution having a Company Material Adverse Effect has been passed or if passed will have a Company Material Adverse Effect.

(c)	None of the following has occurred in relation to the Company or any of its Subsidiaries:
(i)	no resolution for their winding up has been passed and no meeting of members or creditors has been convened for that purpose;

(ii)	no winding up application has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind them up in insolvency;

(iii)	no composition or arrangement has been entered into with any of their creditors;

(iv)	no demand has been received under section 459E of the Corporations Act;

(v)	no receiver or other controller (as that expression is defined in the Corporations Act) has been appointed to them or any of their material assets;

(vi)	none of the entities are externally administered bodies corporate (as that expression is defined in the Corporations Act);

(vii)	no distress, execution or other similar order or process has been levied on any of their material property or assets;

(viii)	none of the entities has received from the Australian Securities & Investments Commission any notice or warning of possible cancellation of registration of the Company which cannot be rectified within seven Business Days of receipt; and

(ix)	no event has occurred which would entitle a person to take any proceeding or step the effect of which would result in the appointment of a receiver or receiver and manager, to the entity.
7.5	Issue of Shares
(a)	The Commitment Fee Shares and the Investment Shares will be capable of quotation by ASX.

(b)	Upon issue of the Commitment Fee Shares and the Investment Shares:
(i)	all of the Commitment Fee Shares and the Investment Shares will be validly issued, fully paid, issued in accordance with applicable securities law and free from all encumbrances or third party interests or rights; and

(ii)	the Commitment Fee Shares and the Investment Shares will rank equally with all existing Shares on and from the date of issue in respect of all rights issues, bonus share issues and dividends which have a record date for determining entitlements on or after the date of issue of those Investment Shares.
7.6	Securities on issue

The Company’s Appendix 3B dated 4 June 2010 accurately describes the number and type of securities on issue by the Company as at the date of execution of this document.

7.7	Regulatory issues
(a)	No stop order, trading halt, suspension of trading, cessation of quotation, or removal of the Company or the Shares from the official list of ASX has been requested by the Company or imposed by ASIC, ASX or any other Governmental Authority or regulatory body with respect to public trading in the Shares on ASX (except for any trading halt of 2 days or less, or as otherwise agreed to by the Investor).

(b)	There exists no fact or circumstance that may cause the Company to request, or ASIC, ASX or any other Governmental Authority to impose, any of the sanctions in clause 7.7(a).

(c)	The Company is in compliance with the Listing Rules and the Corporations Act and no fact exists which may result in the Company not complying with the Listing Rules or Corporations Act.
7.8	No Company Material Adverse Effect
(a)	Since 20 April 2010, there has not been an event or condition that has had, or may have, a Company Material Adverse Effect.

(b)	Since the date of the Company’s latest audited financial statements the Company has not incurred any liabilities (contingent or otherwise) other than expenses incurred in the ordinary course of business which is consistent with best practice principles and liabilities not required to be reflected in the Company’s financial statements pursuant to the financial standards under which such financial statements are prepared.

(c)	The Company and its Subsidiaries have not altered their method of accounting and as at the date of execution of this document, the Company and its Subsidiaries have filed or caused to be filed all tax returns, business activity statements and other filings as required under the applicable tax law.

(d)	The Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased redeemed or made any agreements to purchase or redeem any Shares.
7.9	Litigation

There are no pending actions, suits or proceedings against or affecting the Company its Subsidiaries or any director of officer of the Company or Subsidiary or any of its or their properties, and to the Company’s knowledge no such actions suits or proceedings are threatened or contemplated.

7.10	Disclosure
(a)	The materials delivered and statements made by the Company and its representatives to the Investor in connection with this document do not:
(i)	contain any untrue statement of a material fact or misleading statement; or

(ii)	omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
(b)	Neither the Company nor any of its Subsidiaries has incurred any indebtedness or any security interest in any of its assets that remains outstanding, except as disclosed in the Company’s public filings.

(c)	Neither the Company nor any Subsidiary has made any agreement, offer, tender or quotation which remains outstanding and currently capable of acceptance relating to the purchase or sale of any business or assets of the Company or any of its Subsidiaries.
7.11	Entitlement to rely on disclosure exemption

As at the date of execution of this document, each Closing Date and each date on which the Company issues a notice which complies with section 708A(6) of the Corporations Act, the Investor is entitled to rely on the sale offer exemption under s 708A(5) of the Corporations Act in respect of the Investment Shares and in particular:
(a)	the Shares were quoted on the ASX at all times for the preceding 12 months, without suspension for more than five Business Days;

(b)	the Shares have been quoted securities at all times in the three months before the day on which they have been or are to be issued;

(c)	no exemption under Section 111AS or Section 111AT of the Corporations Act applied to the Company , or any director, or auditor of the Company during the preceding 12 months;

(d)	no order under section 340 or Section 341 of the Corporations Act applied to the Company, or any director or auditor of the Company during the preceding 12 months; and

(e)	there exist no circumstances that would cause ASIC to make a determination under section 708A(2) of the Corporations Act and no such determination has been made.
7.12	No conflicts

The execution, delivery and performance of this document will not:
(a)	breach the Constitution; or

(b)	result in a material violation of any law, rule, court order, (including the Corporations Act, the Listing Rules or any other Commonwealth or State laws).

7.13	Self reliance

The Company’s decision to enter into this document has been based solely on its own evaluation of the contemplated transaction. The Company has been represented and advised by advisors of their own choice, including legal counsel, who have assisted the Company in understanding and evaluating the risks and merits associated with the contemplated transaction under this document.

8	Mutual Representations and Warranties

8.1	General
(a)	Each party gives to the other the representations and warranties set out in this clause to the best of its knowledge and belief. Each representation and warranty is a separate representation and warranty and is in no way limited by any other representation or warranty.

(b)	Each of the warranties in this clause 8 applies as at the Execution Date, on each Closing Date and on each date between them.
8.2	Warranties
(a)	The party:
(i)	is a body corporate validly existing under the laws of its place of incorporation or establishment; and

(ii)	has the corporate power to enter into and perform its obligations under this document and to carry out the transactions contemplated by this document.
(b)	This document is a valid and binding obligation in accordance with its terms and conditions.

(c)	Neither the execution nor performance of this document nor any transaction contemplated under this document will violate in any material respect any provision of:
(i)	any judgement binding on it;

(ii)	its constituent documents; and

(iii)	any applicable law binding on it.
(d)	Each party’s decision to enter this document has been based solely on its respective independent evaluations.
9	Indemnity by the Company
(a)	Subject to clause 9(b), in consideration of the Investor’s execution and delivery of this document and acquiring the Investment Shares under it and in addition to all of the Company’s other obligations under this document, the Company must continuously indemnify the Investor and its lawful successors in title and its officers and employees (collectively, the Indemnified Persons) from and against any and all third party actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses in connection therewith (Indemnified Liabilities), incurred by any Indemnified Person as a result of, or arising out of, or relating to:
(i)	any misrepresentation or breach of any representation or warranty made by the Company in this document or any other certificate, instrument or document contemplated by it;

(ii)	any material breach of any obligation of the Company contained in this document or any other certificate, instrument or document contemplated by it;

(iii)	any proceeding, cause of action, suit or claim brought against an Indemnified Person and arising out of or resulting from the execution, delivery, performance or enforcement of this document except where the proceeding, cause of action, suit or claim is brought by ASIC or an equivalent regulator in the Investor’s home jurisdiction; and

(iv)	any document, certificate or instrument between the Company and a third party.
(b)	The indemnity in clause 9(a) does not extend to and will not be deemed to be an indemnity for an Indemnified Person against:
(i)	Indemnified Liabilities arising out of or as a result of the wilful default, misconduct, dishonesty, fraud or gross negligence of the Indemnified Person;

(ii)	any penalty or fine which the Indemnified Person is required to pay for any contravention of the Corporations Act or any other law;

(iii)	any announcement, advertisement or publicity made or distributed by the Indemnified Person in relation to this document or the transactions contemplated by this document if the content of the announcement, advertisement or publicity was not first approved by the Company; and

(iv)	any obligation of the Investor to subscribe for Shares under this document.
(c)	If an Indemnified Person becomes aware that any act, matter or thing may give rise to any Indemnified Liabilities against it in relation to which the Company would be required to indemnify it under clause 9(a), the Investor must:
(i)	notify the Company of the act, matter or thing and give details as far as practicable; and

(ii)	take any reasonable action to mitigate the extent of the Indemnified Liabilities.

(d)	Notice given by the Investor pursuant to clause 9(c)(i) by any Indemnified Person will operate as notice given on behalf of all Indemnified Persons.

(e)	Subject to clause 9(g), the Company will be entitled to defend or institute such legal or other proceedings as it sees fit in respect of any Indemnified Liabilities in the name of any or all Indemnified Persons and conduct the same under the sole management and control of the Company (the Relevant Proceedings) provided that the Company must:
(i)	pay the costs and expenses of the Relevant Proceedings;

(ii)	indemnify and keep indemnified each Indemnified Person against all Indemnified Liabilities incurred by an Indemnified Person as a result of, or arising out of or in relation to any Relevant Proceedings; and

(iii)	pay the Indemnified Liabilities contemplated in clause 9(e)(ii) to the relevant Indemnified Person immediately on demand.
(f)	Subject to clause 9(g), the Investor must, and where the relevant Indemnified Person is not the Investor, the Investor must procure the relevant Indemnified Person to, at the expense of the Company on a full indemnity basis to:
(i)	take such reasonable action as the Company requests to avoid, dispute, resist, appeal, compromise or defend any Indemnified Liabilities;

(ii)	not admit any liability for or settle any Indemnified Liabilities without the prior written consent of the Company; and

(iii)	promptly render all reasonable assistance and co-operation to the Company in the conduct of any legal or other proceedings.
(g)	Clauses 9(e) and 9(f) will only operate if the Company acknowledges, subject to clauses 9(a) and 9(b), to indemnify the Indemnified Person under clause 9(a).
10	Indemnity by the Investor
(a)	Subject to clause 10(b), in consideration of the Company’s execution and delivery of this document and in addition to all of the Investor’s other obligations under this document, the Investor must continuously indemnify the Company, its lawful successors in title and its officers and employees (collectively, in this clause the Indemnified Persons) from and against any and all third party actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses in connection therewith (Indemnified Liabilities), incurred by any Indemnified Person as a result of, or arising out of, or relating to:

(i)	any misrepresentation or breach of any representation or warranty made by the Investor in this document or any other certificate, instrument or document contemplated by it; and

(ii)	any material breach of any obligation of the Investor contained in this document or any other certificate, instrument or document contemplated by it.
(b)	The indemnity in clause 10(a) does not extend to and will not be deemed to be an indemnity for an Indemnified Person against:
(i)	Indemnified Liabilities arising out of or as a result of the wilful default, misconduct, dishonesty, fraud or gross negligence of the Indemnified Person;

(ii)	any penalty or fine which the Indemnified Person is required to pay for any contravention of the Corporations Act or any other law; or

(iii)	any announcement, advertisement or publicity made or distributed by the Indemnified Person in relation to this document or the transactions contemplated by this document if the content of the announcement, advertisement or publicity was not first approved by the Investor.
(c)	If an Indemnified Person becomes aware that any act, matter or thing may give rise to any Indemnified Liabilities against it in relation to which the Investor would be required to indemnify it under clause 10(a), the Company must:
(i)	notify the Investor of the act, matter or thing and give details as far as practicable;

(ii)	take any reasonable action to mitigate the extent of the Indemnified Liabilities.
(d)	Notice given by the Company pursuant to clause 10(c)(i) will operate as notice given on behalf of all Indemnified Persons.

(e)	Subject to clause10(g), the Investor will be entitled to defend or institute such legal or other proceedings as it sees fit in respect of any Indemnified Liabilities in the name of any or all Indemnified Persons and conduct the same under the sole management and control of the Investor (the Relevant Proceedings) provided that the Investor must:
(i)	pay the costs and expenses of the Relevant Proceedings;

(ii)	indemnify and keep indemnified each Indemnified Person against all Indemnified Liabilities incurred by an Indemnified Person as a result of, or arising out of or in relation to any Relevant Proceedings; and

(iii)	pay the Indemnified Liabilities contemplated in clause 10(e)(ii) to the relevant Indemnified Person immediately on demand.

(f)	Subject to clause 10.1(g), the Company must, and where the relevant Indemnified Person is not the Company, the Company must procure the relevant Indemnified Person to, at the expense of the Investor on a full indemnity basis to:
(i)	take such reasonable action as the Investor requests to avoid, dispute, resist, appeal, compromise or defend any Indemnified Liabilities;

(ii)	not admit any liability for or settle any Indemnified Liabilities without the prior written consent of the Investor; and

(iii)	promptly render all reasonable assistance and co-operation to the Investor in the conduct of any legal or other proceedings.
(g)	Clauses 10(e) and 10(f) will only operate if the Investor acknowledges, subject to clauses 10(a) and 10(b), to indemnify the Indemnified Person under clause 10(a).

(h)	The maximum aggregate liability of the Investor under clause 10 (a) is an amount equal to the $400,000.
11	Other agreements of the parties

11.1	Listing

Neither the Company nor any of its Subsidiaries will take any action which the Investor would reasonably expect to result in the removal of the Company from the official list of ASX or suspension of quotation of the Investment Shares on ASX except where such action is required by law or by the Listing Rules or in order for the officers of the Company to act in accordance with their duties.

11.2	Disclosure of transactions and other material information
(a)	Subject to clause 11.2(b) of this document, the Company shall not, and shall cause any of its related parties and all persons acting on behalf of the Company not to issue an public release or announcement concerning this document, its terms, subject matter or content or disclose any information provided to it by or on behalf of the Investor without the prior written consent of the Investor.

(b)	Where an announcement is required to be made to the ASX pursuant to the Listing Rules, or as required by any other applicable law or regulations then to the extent possible prior to its release, the Company must consult with the Investor in connection with any press release or other public disclosure relating to this document, this transaction, the giving of any Investment Notice or the issue of any Investment Shares.

(c)	For the avoidance of doubt, the provision in clause 11.2 applies for so long as the Company is entitled to make Drawings under this document, and in any event ceases to operate two years after the earlier of:

(i)	the termination of this document pursuant to clauses 15.2 or 15.4; and

(ii)	the end of the Line Period.
11.3	Negative covenants

The Company must use reasonable endeavours to ensure that none of the following occurs except where required by law or by the Listing Rules without the prior written approval of the Investor, such approval not to be unreasonably withheld:
(a)	a reorganisation, reclassification, reconstruction, consolidation or subdivision of the capital of the Company or the creation of any different class of securities in the capital of the Company other than employee options approved by the Company in general meeting or issued pursuant to any employee or executive share option plan of the Company;

(b)	any buyback, redemption, reduction or cancellation of shares or share capital; or

(c)	any decision that will, or is likely to cause a Company Material Adverse Effect.
11.4	Maximum holding

The Investor acknowledges and agrees that during the term of this document it must not hold more than that number of Shares which is 19.9% of the total issued Shares of the Company from time to time.

12	Fees and costs

12.1	Commitment Fee
(a)	The Company must pay the Investor a commitment fee of $400,000 (Commitment Fee) in accordance with this clause.

(b)	The Company may satisfy its obligation to pay the Commitment Fee by issuing to the Investor or its nominee the Commitment Fee Shares as follows:
(i)	the First Tranche Commitment Fee Shares on the Execution Date ; and

(ii)	the Second Tranche Commitment Fee Shares on the date on which the Shareholder Approval is obtained.
(c)	First Tranche Commitment Fee Shares means the number of Shares calculated under the following formula:

First Tranche Commitment Fee Shares = $200,000 ÷ VWAP

where, for the purposes of this clause 12.1(c), VWAP means the volume weighted average price of Shares traded on ASX on the five Trading Days before the Execution Date.

(d)	Second Tranche Commitment Fee Shares means the number of Shares calculated under the following formula:

Second Tranche Commitment Fee Shares = $200,000 ÷ VWAP

where, for the purposes of this clause 12.1(d), VWAP means the volume weighted average price of Shares traded on ASX on the five Trading Days before the date of the meeting to obtain the Shareholder Approval.
12.2	Approval of Commitment Fee Shares
(a)	The Company must seek the Shareholder Approval on or before the Approval Date.

(b)	If
(i)	Shareholder Approval is not obtained by the Approval Date; and

(ii)	this document is terminated under clause 15.4(a),
the Investor must, within 30 Business Days of termination of this document and at the Investor’s sole discretion either:
(iii)	pay the Company a cash amount of $150,000; or

(iv)	sell the number of Shares equal to the number of First Tranche Commitment Fee Shares on ASX in such manner, at such price and on such other terms as the Investor determines in good faith and pay the Company the net proceeds of sale (after deduction of any brokerage and other selling costs, taxes and charges) less $50,000.
12.3	Repayment of Commitment Fee

In the event that the Company makes Drawings under this document for which the aggregate Proposed Investment Amount equals or exceeds $3,000,000, the Investor must, within 30 Business Days of termination of this document pursuant to clause 15 sell the number of Shares equal to the number of Commitment Fee Shares in ordinary trading on ASX in such manner, at such price and on such other terms as the Investor determines in good faith and pay the Company the net proceeds of sale (after deduction of any brokerage and other selling costs, taxes and charges) in consideration of the issue of the Commitment Fee Shares.

12.4	Commission
(a)	Subject to clause 12.4(b), on the Closing Date for any Drawing made by the Company under this document, the Company must pay the Investor an amount equivalent to 6% of the Proposed Investment Amount as adjusted under clause 4.2 for the Drawing.

(b)	Any amounts payable under clause 12.4(a) must be paid in accordance with clause 4.4 as a deduction from the Proposed Investment Amount under a Drawdown.

12.5	General costs and expenses
(a)	The Company must pay the legal fees and expenses of the Investor on a full indemnity basis incurred in relation to the preparation, and negotiation of this document up to a maximum of $10,000 (inclusive of GST and inclusive of any amount paid by the Company prior to the Execution Date).

(b)	Any amounts payable under clause 12.5(a) must be paid in accordance with clause 4.4 as a deduction from the Proposed Investment Amount under a Drawdown.
12.6	Transaction costs

The Company must pay any transaction costs associated with the issue of the Investment Fee Shares (including, registry fees, wire fees and statement of holding costs)

12.7	Statutory charges and duties etc

The Company indemnifies the Investor and agrees to keep it indemnified against any stamp duty, debits and other taxes (including fines, penalties, litigation or administrative proceedings and interest provided they are not incurred as a consequence of the action or inaction of the Investor or any of their respective officers, employees or agents) that may be payable on the issue of the Investment Shares in accordance with the terms of this document, or on the execution and delivery of this document, which are or may be required to be paid under the laws of any Australian jurisdiction.

13	Goods and services tax

13.1	Recovery of GST on supplies and adjustments under this document
(a)	All consideration provided under this document is exclusive of GST, unless it is expressed to be GST-inclusive.

(b)	Where a party (Supplier) makes a taxable supply to another party (Recipient) under or in connection with this document, the Recipient must pay to the Supplier an additional amount equal to the GST payable on the supply (unless the consideration for that taxable supply is expressed to include GST). The additional amount must be paid by the Recipient at the later of the following:
(i)	the date when any consideration for the taxable supply is first paid or provided; and

(ii)	the date when the Supplier issues a tax invoice to the Recipient.
(c)	If, under or in connection with this document, the Supplier has an adjustment for a supply under the GST law which varies the amount of GST payable by the Supplier, the Supplier will adjust the amount payable by the Recipient to take account of the varied GST amount. The

Supplier must issue an adjustment note to the Recipient within 28 days of becoming aware of the adjustment.
13.2	Other GST matters
(a)	If a party is entitled to be reimbursed or indemnified under this document, the amount to be reimbursed or indemnified is reduced by the amount of GST for which there is an entitlement to claim an input tax credit on an acquisition associated with the reimbursement or indemnity. The reduction is to be made before any increase under clause 13.1(b). An entity is assumed to be entitled to a full input tax credit on an acquisition associated with the reimbursement or indemnity unless it demonstrates otherwise before the date the reimbursement or indemnity is made.

(b)	Any reference in this document to cost, expense, liability or similar amount (Expense) is a reference to that Expense exclusive of GST (unless that Expense is expressed to be GST-inclusive).

(c)	This clause will not merge on completion and will survive the termination of this document by any party.

(d)	Terms used in this clause that are not otherwise defined in this document have the meanings given to them in the GST Act.
13.3	Withholding gross-up

If the Company is required by law to withhold or deduct an amount from any amount payable to the Investor then:
(a)	the Company shall pay the amount required to be withheld or deducted to the relevant revenue or collection authority within the timeframe allowed for such repayment; and

(b)	the Company shall pay additional amounts as necessary to ensure that after making the deduction or withholding, the Investor receives the full amount required to be paid before giving effect to such deduction.
14	Proceeds

14.1	Use of Proceeds

The Company shall use the proceeds of any and all Drawdowns for working capital purposes that are reasonable in light of the nature of the Company’s business as at the Execution Date and not, among other things, for dividend payments. For the avoidance of doubt, the Company may use the proceeds of any Drawdown to make any payments associated with the Company’s existing convertible notes which are quoted on ASX, including the payment of interest.

15	Term and termination

15.1	Term

Subject to clauses 15.2(a) and 15.4(a), this document ends at the end of the Line Period unless otherwise agreed.

15.2	Termination by the Company
(a)	The Company may by giving written notice to the Investor, cancel the Line Facility and terminate this document at any time

(b)	If this document is terminated under clause 15.2(a), any amounts payable under this document which are unpaid as at the date of termination, become immediately payable.
15.3	Events of default

An Event of Default occurs if any of the following events occur:
(a)	Shareholder Approval is not obtained on or before the Approval Date;

(b)	the VWAP for five consecutive Trading Days during the Line Period is less than the Base Price;

(c)	the Company or any Subsidiary of the Company defaults in duly performing or observing any of the undertakings or documents on its part contained in this document and such default, if capable of remedy, remains unremedied for a period of 30 days after notice from the Investor requiring such default to be remedied;

(d)	a stop order, trading halt, suspension of trading, cessation of quotation, or removal of the Company or the Shares from ASX’s Official List has been requested by the Company or imposed by ASIC, the ASX or any other Governmental Authority or regulatory body with respect to public trading in the Shares on the ASX (except for any trading halt of 2 days or less, or as otherwise agreed to by the Investor);

(e)	the Company does not comply with clause 5.3 of this document or, despite so complying, the Commitment Fee Shares or the Investment Shares the subject of a cleansing statement are not, in the Investor’s reasonable opinion, able to be freely traded following their quotation on ASX without the issue of a prospectus under Part 6D.2 of the Corporations Act;

(f)	the Commitment Fee Shares or Investment Shares are not be quoted on ASX within the timeframes set out in this document;

(g)	any of the representations or warranties contained is found to have been false or misleading in any material respect when made or become false or misleading in any material respect;

(h)	a material judgment is entered against the Company or any Subsidiary of the Company;

(i)	any event occurs which has a Company Material Adverse Effect;

(j)	an order is made or a resolution is passed for the winding up of the Company or any Subsidiary of the Company or any meeting is convened for the purposes of considering such a resolution;

(k)	a receiver or receiver and manager is appointed to any material undertaking or property of the Company or any Subsidiary of the Company, or any part of such property;

(l)	an administrator or controller is appointed to the Company or any Subsidiary of the Company;

(m)	the Company or any Subsidiary of the Company suspends payment of its debts or, the Company seeks or is required to seek the approval of its shareholders for a disposal of its main undertaking or a major asset under chapter 11 of the Listing Rules;

(n)	the Company or any Subsidiary of the Company being or becoming unable to pay its debts when they are due or being unable to pay its debts within the meaning of the Corporations Act;

(o)	a step is taken under sections 601AA, 601AB or 601AC of the Corporations Act to cancel the registration of the Company or any Subsidiary of the Company;

(p)	a compromise or arrangement is proposed between the Company or any Subsidiary of the Company and its creditors or any class of them; or

(q)	all or a material part of the assets of the Company or any Subsidiary of the Company are compulsorily acquired by a Governmental Authority (or a Governmental Authority orders the sale or divestiture of those assets or a Governmental Authority takes a step for the purpose of doing so or proposes to do so.
15.4	Consequences of an Event of Default
(a)	If an Event of Default occurs, the Investor may, by giving written notice to the Company, cancel the Line facility and terminate this document.

(b)	If this document is terminated under clause 15.4(a), any amounts payable under this document to the non-defaulting party which are unpaid as at the date of termination, become immediately payable.
15.5	Effect of termination
(a)	On termination of this document for any reason, subject to clause 15.5(b), all future obligations of the Company and the Investor to each other end.

(b)	Notwithstanding clause 15.5(a):
(i)	all provisions which by their nature survive the termination of this document, including clauses 15.2(b) and 15.4(b), remain in full force and effect;

(ii)	any other document between the Company and the Investor and any other third party remains in full force and effect according to the tenor of that document;

(iii)	all accrued and outstanding obligations of the parties as at the date of termination remain despite termination;

(iv)	if this document is terminated by the Investor for an Event of Default before a Closing Date, the Investor has no obligation to subscribe for Shares. If this document is terminated for any other reason, any outstanding obligation of the Investor to subscribe for Shares arising under a valid Drawdown Notice survives and continues after termination; and

(v)	if this document is terminated at any time, any obligation the Company may have to issue Shares to the Investor or its nominee or to apply for or to obtain the grant of quotation of those Shares in accordance with this document survives and continues after termination.
16	Notices

16.1	General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

16.2	How to give a communication

In addition to any other lawful means, a communication may be given by being:
(a)	personally delivered;

(b)	left at the party’s current delivery address for notices;

(c)	sent to the party’s current postal address for notices by pre-paid ordinary mail or, if the address is outside Australia, by pre-paid airmail;

(d)	sent by fax to the party’s current fax number for notices; or

(e)	emailed to the email address last notified by the addressee..

16.3	Particulars for delivery of notices
(a)	The particulars for delivery of notices are initially:

The Investor:

Delivery address:	Dutchess Opportunity
Fund II LP

Postal address:	50 Commonwealth Avenue, Suite 2, Boston, MA 02116 USA

Fax:	+1 (0) 617 249 0947

Attention:	Mr Douglas H Leighton

Email:	dleighton@dpef.com

The Company:

Delivery address:	Unit 4, 848 Boundary Road, Richlands, Queensland, Australia

Postal address:	same as delivery address

Fax:	+61 7 3217 0811

Attention:	Chief Executive Officer

Email:	lfinniear@metalstorm.com
(b)	Each party may change its particulars for delivery of notices by notice to each other party.
16.4	Communications by post

Subject to clause 16.7, a communication is given if posted:
(a)	within Australia to an Australian postal address, three Business Days after posting; or

(b)	outside of Australia to an Australian postal address or within Australia to an address outside of Australia, ten Business Days after posting.
16.5	Communications by fax

Subject to clause 16.7, a communication is given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

16.6	Communications by email

A communication is given if sent by email, when a delivery confirmation report is received by the sender, unless subsequently the sender receives a delivery failure notification, indicating that the electronic mail has not been delivered.

16.7	After hours communications

If a communication is given:

(a)	after 5.00 pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt, it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

16.8	Process service

Any process or other document relating to litigation, administrative or arbitral proceedings relating to this document may be served by any method contemplated by this clause 16 or in accordance with any applicable law.

17	Execution

17.1	Sufficient execution

A notice given in accordance with this clause is sufficiently signed for or on behalf of a party if:
(a)	in the case of a company, it is signed by a director, secretary or other officer of the company; or

(b)	in the case of an individual, it is signed by that party.
17.2	Other modes of service permitted

The provisions of this clause are in addition to any other mode of service permitted by law.

17.3	Interpretation

In this clause, notice includes a demand, request, consent, approval, offer and any other instrument or communication made, required or authorised to be given under this document.

18	General

18.1	Approvals and consent

Except when the contrary is stated in this document, a party may give or withhold any approval or consent to be given under this document in its absolute discretion and subject to those conditions determined by it.

18.2	Assignment

A party must not assign or transfer any of the rights to which it is entitled or the obligations by which it is burdened under this document without the written consent of the other party.

18.3	Entire document

This document contains everything the parties have agreed on in relation to the matters those documents deal with. No party can rely on an earlier document or anything said or done by another party, or by a director, officer, agent or employee of that party, before this document was executed, save as permitted by law.

18.4	Execution of separate documents
(a)	This document is properly executed if each party executes either this document or an identical document. In the latter case, this document takes effect when the separately executed documents are exchanged between the parties.

(b)	Notwithstanding anything else in this document a party can enter into this document by signing a facsimile copy of it and sending the signed page by facsimile to the other party or its solicitor.

(c)	This document is deemed to have been entered into by all parties at the time the last of the parties has entered into it.
18.5	Further acts

Each party must promptly execute all documents and do all things that another party from time to time reasonably requests to effect, perfect or complete this document and all transactions incidental to it.

18.6	Governing law and jurisdiction

This document is governed by the law applicable in Queensland, Australia. Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of that State.

18.7	Rights cumulative

Except when the contrary is stated in this document, the rights of a party under this document are cumulative and are in addition to the other rights of that party.

18.8	Severability

If a clause or part of a clause of this document can be read in a way that makes it illegal, unenforceable or invalid, but can also be read in a way that makes it legal, enforceable and valid, it must be read in the latter way. If any clause or part of a clause is illegal, unenforceable or invalid, that clause or part is to be treated as removed from this document, but the rest of this document is not affected.

18.9	Stamp duty

The Company must promptly pay all stamp duty payable in connection with this document and any document incidental to it.

18.10	Variation

This document may only be varied by the written document of the parties.

18.11	Waiver

The fact that a party fails to do, or delays in doing, something the party is entitled to do under this document, does not amount to a waiver of any obligation of, or breach of obligation by, another party. A waiver by a party is only effective if it is in writing. A written waiver by a party is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

Executed as an agreement

Executed by Dutchess Opportunity	)
Fund II LP by its duly appointed officer	)
in the presence of:	)

/s/ Theodore Smith Witness		/s/ Douglas Leighton Officer

Theodore Smith Name of Witness (print)		Douglas Leighton Name of Officer (print)

Executed by Metal Storm Limited	)
)

/s/ Peter R. Wetzig		/s/ Lee J. Finnear
Company Secretary / Director		Director

Peter R. Wetzig Name of Company Secretary/Director (print)		Dr. Lee J. Finnear Name of Director (print)

Schedule 1
Investment Notice

To:	Dutchess Opportunity Fund II LP Attention: Douglas H Leighton
Under the Line Agreement dated [     ]:
1.	We give you notice that we require you to subscribe for Shares totalling $ (Proposed Investment Amount) on [ ] (Closing Date). The Available Amount as at [ ] is:

The Floor is $[ ].

2.	We confirm that the Company [delete one]

[has obtained approval of shareholders of the Company in general meeting for the issue of Shares under this Drawdown at a meeting of shareholders on ] OR

[does not require shareholder approval for the issue of Shares under this Drawdown as the Company has sufficient room in its Listing Rule 7.1 limit to issue these Shares]

3.	We request that the proceeds of the Investment Amount be remitted to account number [ ] at

[ ].

4.	Expressions defined in the Line Agreement have the same meaning in this Investment Notice.
Dated this                      day of                     20

Executed by Metal Storm Limited	)
)

Company Secretary/Director		Director

Name of Company Secretary/Director (print)		Name of Director (print)

Schedule 2
Form of Closing Statement (clause 5.2(a)(i)(A))

To:	The Secretary Metal Storm Limited ACN 064 270 006
Closing Statement — Investment Dated [          ]
In accordance with the Line Agreement, in relation to the Drawdown made on [insert date], the Investor or its nominee subscribes for the Investment Shares set out below at the price per Investment Share calculated below:
Calculation of Purchase Price

Trading Days during Pricing Period	VWAP
[insert date of Day 1]
[insert date of Day 2]
[insert date of Day 3]
[insert date of Day 4]
[insert date of Day 5]
Lowest price
Purchase Price per Investment Share (average closing trade price)

Calculation of Investment Amount
Proposed Investment Amount

Number of Knockout Days.

Clause 4.2 adjustment.

(a)	Less: Costs and fees

(b)	Less: Commission

(c)	Less: GST (if any)

Investment Amount payable to the Company

Wire details (date, bank and account details)

Calculation of number of Investment Shares to be subscribed

Investment Amount Purchase Price	Shares
Name of allottee
If the allottee is the Investor, the Investor:
(a)	consents to the issue of the Investment Shares to it;

(b)	consents to become a member of the Company; and

(c)	agrees to be bound by the Company’s constitution on the issue of the Investment Shares to it.

Executed by Dutchess Opportunity Fund II	)
LP by its duly appointed officer in the	)
presence of:	)

Witness		Officer

Name of Witness (print)		Name of Officer (print)

Schedule 3
Board resolution (clause 6.2)
Metal Storm Limited
(ACN 064 270 006)
1	Documents
Metal Storm Limited (Company) proposes to enter into an agreement with Dutchess Opportunity Fund II LP on or about [Insert] June 2010 (Agreement).
2	Approval of Transaction
The directors acknowledge the accuracy of the Company’s representations and warranties contained in the Agreement and note that:
(a)	the entry into the transactions evidenced by the Agreement is;
(i)	in the best interest of the Company and for its commercial benefit; and

(ii)	in accordance with the constitution of the Company; and
(b)	the Company’s execution of the Agreement and the carrying out of the transactions contemplated therein would not cause the Company to contravene:
(i)	Section 260A of the Corporations Act (relating to the provision by the Company of financial assistance for acquiring the Company’s shares);

(ii)	Chapter 2E of the Corporations Act (relating to the provision of financial benefits to related parties of a public company); or

(iii)	any provision of the Corporations Act or of any statute by which the Company is bound.
Resolved that:
The Agreement, and the transactions contemplated in the Agreement are each approved.
3	Approval of Execution
Resolved that:

The Company execute and deliver the Agreement in a form and with any changes (whether or not material and whether or not involving changes to the parties) as any director or secretary of the Company who executes the Agreement may, as conclusively evidenced by their execution approve.
4	Authorised Officers
Resolved that:
The following persons [insert] be severally authorised to execute and deliver for and on behalf of the Company all documents, notices, instruments, certificates and communications necessary or desirable to be executed and delivered by and on behalf of the Company in accordance with this Agreement.
5	Further Assurances
Resolved that:
Each director, secretary and Authorised Officer (appointed pursuant to resolution 4) of the Company be severally authorised to do any act, matter or thing and to execute and deliver any other document as he or she may deem necessary, advisable or incidental in connection with the preceding resolutions or any document and to perform the obligations of the Company under the Agreement.